EXHIBIT 11

                     PARLEX CORPORATION AND SUBSIDIARIES
                 Computation of Net Income Per Common Share

                                      Three Months Ended                  Nine Months Ended
                               --------------------------------    --------------------------------
                               March 29, 1998    March 30, 1997    March 29, 1998    March 30, 1997
                               --------------    --------------    --------------    --------------

Basic Earnings Per Share
  Basic Earnings Per Share         $0.18             $0.18             $0.51             $0.39

  Weighted Average
    Number of Shares
     Outstanding                 4,620,229         3,574,541         4,180,671         3,563,625

  Diluted Earnings Per Share       $ .17             $ .17             $ .49             $ .38

  Weighted Average
    Number of Shares
     Outstanding                 4,620,229         3,574,541         4,180,671         3,563,625

  Effective of Dilutive
   Stock Options                   168,677           164,232           195,697           133,185

  Adjusted Weighted
   Average Number of
   Shares Outstanding            4,788,906         3,738,773         4,376,368         3,696,810